HomeStreet, Inc. Reports Fourth Quarter and Year-End 2014 Results
Q4 Net Income of $5.6 Million, or $0.38 per Diluted Share
2014 Net Income of $22.3 Million, or $1.49 per Diluted Share
SEATTLE – January 26, 2015 – (BUSINESS WIRE) – HomeStreet, Inc. (NASDAQ:HMST) (the “Company” or “HomeStreet”), the parent company of HomeStreet Bank (the “Bank”), today announced net income of $5.6 million, or $0.38 per diluted share, for the fourth quarter of 2014, compared to net income of $5.0 million, or $0.33 per share, for the third quarter of 2014 and a net loss of $861 thousand, or $(0.06) per share, for the fourth quarter of 2013. Excluding acquisition-related expenses of $889 thousand, net income for the quarter was $6.2 million,(1) or $0.41(1) per share, compared to net income of $5.4 million,(1) or $0.36(1) per share, for the third quarter of 2014 and $1.8 million,(1) or $0.12(1) per share, for the fourth quarter of 2013. For the full year 2014, net income was $22.3 million, or $1.49 per share. Excluding acquisition-related expenses, net income for 2014 was $24.2 million,(1) or $1.62(1) per share, compared to $26.8 million,(1) or $1.81(1) per share for 2013.

•	Consolidated results:

◦	Fourth quarter 2014

▪	Net interest income was $27.5 million in the fourth quarter of 2014 compared to $25.3 million in the third quarter of 2014, resulting from a 6.4% increase in average interest-earning assets.

▪	Net interest margin was 3.53% compared to 3.50% in the third quarter of 2014 and 3.34% in the fourth quarter of 2013.

▪	Tangible book value increased to $19.39 per share as of December 31, 2014 compared to $18.86 per share as of September 30, 2014.

◦	Year-ended 2014

▪	Net interest margin was 3.51%, up from 3.17% for 2013.

▪
Deposit balances of $2.45 billion increased 10.6% from the fourth quarter of 2013. Transaction and savings deposits increased 11.9% and noninterest-bearing checking and savings deposits grew 20.4% during the same period.

▪	During 2014, the Company added 11 home loan centers and three retail deposit branches to bring our total home loan centers to 55 and our total retail deposit branches to 33.

▪	Nonperforming assets and classified assets ended the quarter at 0.72% and 0.75% of total assets, respectively, down from 0.87% and 1.09% of total assets at September 30, 2014.

▪	Nonaccrual loans were 0.75% of total loans at December 31, 2014 compared to 1.36% of total loans at December 31, 2013.

(1)	Net of acquisition-related expenses, a non-GAAP financial measure, as explained on page 6.

•	Segment results:

◦	Commercial and Consumer Banking

▪	Commercial and Consumer Banking segment net income was $3.9 million(1) for the quarter, excluding acquisition-related expenses.

▪	Certificates of deposit increased $127.4 million, or 34.7%, to $494.5 million from $367.1 million at September 30, 2014, predominantly due to higher balances of brokered deposits.

▪
Loans held for investment increased 6.8% to $2.10 billion from $1.96 billion at September 30, 2014 and increased 12.14% from $1.87 billion at December 31, 2013. New loan commitments in the quarter totaled $307.6 million and originations totaled $144.3 million.

◦Mortgage Banking

▪	Mortgage Banking segment net income was $2.3 million for the quarter.

▪	Single family mortgage interest rate lock commitments were $1.17 billion, up 0.3% from the third quarter of 2014 and up 77.0% from the fourth quarter of 2013.

▪	Single family mortgage closed loan volume was $1.33 billion, up 2.8% from the third quarter of 2014 and up 72.1% from the fourth quarter of 2013.

▪	Mortgage Banking servicing income was $9.3 million, up 75.1% from $5.3 million in the third quarter of 2014 and up 24.7% from $7.4 million in the fourth quarter of 2013.

▪	The portfolio of single family loans serviced for others increased to $11.22 billion at year-end, up 5.9% from $10.59 billion at September 30, 2014.

▪
During the quarter, HomeStreet was the number one originator by volume of purchase mortgages in the Pacific Northwest (Washington, Oregon and Idaho) and in the Puget Sound region, based on the combined originations of HomeStreet and loans originated through an affiliated business arrangement known as WMS Series LLC.

“During the past year, we made substantial progress on our strategy to grow and diversify earnings. We expanded our commercial and consumer banking business and built mortgage banking market share in new and existing markets,” said HomeStreet President and CEO Mark K. Mason. “We opened three de novo retail deposit branches and grew our transaction and savings deposits by 12% in the 12-month period. Loan portfolio growth was strong throughout the year, with total loans held for investment increasing 12% over the prior year despite our sale of $266.8 million in single family loans in the first and second quarters of 2014. Net interest income also improved as a result of a higher net interest margin and strong growth of nearly 20% in average interest-earning assets, and noninterest income grew nearly 43% over the last year. Over the course of the year we also expanded our home loan center network by 11 offices and mortgage production personnel grew by 18%. As a result, and despite a 39% decrease in industry loan volume, our single family closed loan volume designated for sale was approximately the same as in 2013.

"We have made substantial progress toward our planned acquisition of Simplicity Bancorp. We have received all required regulatory approvals and the shareholder meetings of HomeStreet and Simplicity are scheduled for January 29, 2015 and February 11, 2015, respectively. Additionally, we anticipate that the California Department of Business Oversight will convene a fairness hearing on February 10, 2015 relating to our request for a permit to register our stock to be exchanged in this transaction. We are excited about the potential this acquisition offers us for building a strong consumer and commercial banking franchise in Southern California to complement our growing mortgage banking business in the region.”

Consolidated Results of Operations
Net Interest Income
Net interest income in the fourth quarter of 2014 was $27.5 million, up $2.2 million, or 8.7%, from the third quarter of 2014 and up $6.1 million, or 28.6%, from the fourth quarter of 2013 as a result of growth in average interest-earning assets. In the fourth quarter of 2014, net interest margin, on a tax equivalent basis, was 3.53% compared to 3.50% in the third quarter of 2014 and 3.34% in the fourth quarter of 2013.
Total average interest-earning assets in the fourth quarter of 2014 increased $187.8 million, or 6.4%, from the third quarter of 2014 primarily due to higher average balances of loans held for investment. Average interest-earning assets increased $516.4 million, or 19.7%, from the fourth quarter of 2013, primarily as a result of growth in average balances of loans held for sale and loans held for investment. Total average interest-bearing deposit balances increased from the fourth quarter of 2013 primarily due to growth in average money market deposits.
Noninterest Income
Noninterest income in the fourth quarter of 2014 was $51.5 million, up $5.7 million, or 12.4%, from $45.8 million in the third quarter of 2014 and up $15.4 million, or 42.7%, from $36.1 million in the fourth quarter of 2013. The increase from the prior quarter was primarily due to a $3.7 million increase in mortgage servicing income and a $1.5 million increase in net gain on mortgage origination and sale activities.
The increase in noninterest income from the fourth quarter of 2013 was primarily the result of a $14.3 million, or 57.7%, increase in net gain on mortgage origination and sale activities due mostly to an increase in single family mortgage interest rate lock volume.
Noninterest Expense
Noninterest expense for the fourth quarter of 2014 was $68.8 million, compared with $64.2 million for the third quarter of 2014 and $58.9 million for the fourth quarter of 2013. Included in noninterest expense for these periods were acquisition-related expenses of $889 thousand for the fourth quarter of 2014, $722 thousand for the third quarter of 2014 and $4.1 million for the fourth quarter of 2013. Excluding acquisition-related expenses, noninterest expense for the fourth quarter of 2014 was $67.9 million(1), compared to $63.4 million(1) for the third quarter of 2014 and $54.8 million(1) for the fourth quarter of 2013. The increase of $4.5 million, or 7.0%, from the third quarter of 2014 was primarily due to increased information services costs, increased salaries and related costs due to higher headcount, and higher commissions as a result of a 2.8% increase in single family mortgage closed loan volume. The increase from the fourth quarter of 2013 was primarily due to increased salary and related costs and other expenses related to growth in the business. As of December 31, 2014, we had 1,611 full-time equivalent employees, a 0.8% increase from 1,598 employees as of September 30, 2014, and a 7.3% increase from 1,502 employees as of December 31, 2013. During the 12-month period ending December 31, 2014, the Company added 11 home loan centers and three retail deposit branches to bring our total home loan centers to 55 and our total retail deposit branches to 33.
Income Taxes
The Company's income tax expense for the fourth quarter of 2014 was $4.1 million, representing an effective income tax rate of 42.0%. The Company’s effective income tax rate for the year, inclusive of discrete items, was 33.2%. Our fourth quarter effective income tax rate differed from the Federal statutory rate of 35% due to several tax benefit and expense items. Tax benefits that reduced the quarterly rate included investments in low income housing tax credit partnerships, tax exempt interest income, and return to provision true-ups from the 2013 filed tax returns. Tax expense items that increased the quarterly rate included capitalized transaction costs associated with the pending acquisition of Simplicity, state taxes, and the associated true-up of deferred tax items for the updated state tax rate. The increase in the effective income tax rate from the third quarter and year-to-date 2014 was the result of higher income apportionment to higher tax states after finalized state tax filings and lower than projected tax-free municipal bond interest.
Business Segments
Commercial and Consumer Banking Segment
Net income for the Commercial and Consumer Banking segment in the fourth quarter of 2014 was $3.3 million, compared to $3.5 million in the third quarter of 2014. Net income, excluding acquisition-related expenses, decreased $80 thousand, or 2.0%, to $3.9 million(1) in the fourth quarter of 2014, compared to net income of $4.0 million(1) in the third quarter of 2014. We recorded $500 thousand of provision for loan losses in the fourth quarter of 2014, compared to no provision recorded in the third quarter of 2014.
Commercial and Consumer Banking segment net income, excluding acquisition-related expenses, decreased $164 thousand from net income of $4.1 million(1) in the fourth quarter of 2013. We recorded $500 thousand of provision for loan losses in the fourth quarter of 2014, compared to no provision recorded in the fourth quarter of 2013. Mostly offsetting the impact of the change in the provision was a $4.0 million increase in net interest income due to higher average balances of interest-earning assets.
Loans Held for Investment
Loans held for investment, net, were $2.10 billion at December 31, 2014, an increase of $134.4 million, or 6.8%, from September 30, 2014 and an increase of $227.3 million, or 12.1%, from December 31, 2013. During the quarter, we transferred approximately $75.6 million of loans held for sale to loans held for investment. New loan commitments in the quarter totaled $307.6 million and originations totaled $144.3 million.
Asset Quality
Nonperforming assets were $25.5 million, or 0.72% of total assets at December 31, 2014, compared to $30.4 million, or 0.87% of total assets at September 30, 2014. Classified assets of $26.4 million, or 0.75% of total assets at December 31, 2014, decreased by $11.6 million, or 30.5%, from $38.0 million, or 1.09% of total assets, at September 30, 2014. These improvements were primarily due to the upgrade of certain commercial loans to accrual status as well as the sale of single family OREO properties.
Nonaccrual loans of $16.0 million, or 0.75% of total loans at December 31, 2014, decreased from $19.9 million, or 1.00% of total loans at September 30, 2014. Other real estate owned ("OREO") balances were $9.4 million at December 31, 2014, a decrease of $1.0 million, or 9.8%, from $10.5 million at September 30, 2014. Delinquent loans of $63.6 million, or 2.99% of total loans at December 31, 2014, decreased from $65.3 million, or 3.28% of total loans at September 30, 2014. Excluding Federal Housing Administration ("FHA")-insured and Department of Veterans' Affairs ("VA")-guaranteed single family mortgage loans, delinquent loans were $22.6 million, or 1.11% of total non-FHA/VA loans at December 31, 2014, compared to $24.5 million, or 1.29% of total non-FHA/VA loans at September 30, 2014. Included in nonaccrual loans at December 31, 2014 and September 30, 2014 are $4.4 million and $6.3 million, respectively, of loans that are guaranteed by the Small Business Administration ("SBA").
The allowance for credit losses was $22.5 million at December 31, 2014 compared to $22.1 million at September 30, 2014. The allowance for loan losses as a percentage of loans held for investment was 1.04% at December 31, 2014 compared to 1.10% at September 30, 2014. Excluding acquired loans, the allowance for loan losses as a percentage of total loans was 1.10% at December 31, 2014, compared to 1.18% at September 30, 2014. We recorded a $500 thousand provision in the fourth quarter of 2014, compared to no provision recorded in the fourth quarter of 2013. Net charge-offs in the fourth quarter of 2014 totaled $87 thousand, compared to net charge-offs of $57 thousand in the third quarter of 2014 and $805 thousand in the fourth quarter of 2013.

Deposits
Deposit balances were $2.45 billion at December 31, 2014 compared to $2.43 billion at September 30, 2014 and $2.21 billion at December 31, 2013. Certificates of deposit increased $127.4 million, or 34.7%, from September 30, 2014, predominantly due to higher balances of brokered deposits. Transaction and savings deposits decreased $51.5 million, or 2.9%, from the prior quarter.
Mortgage Banking Segment
Net income for the Mortgage Banking segment was $2.3 million in the fourth quarter of 2014, compared to net income of $1.4 million in the third quarter of 2014 and a net loss of $2.3 million in the fourth quarter of 2013. The $835 thousand increase from the third quarter of 2014 was primarily due to higher mortgage servicing income, partially offset by higher commission expense resulting from increased closed loan volume in the fourth quarter of 2014. The $4.6 million increase in earnings from the fourth quarter of 2013 primarily resulted from higher noninterest income due to a 77.0% increase in interest rate lock commitments.
Mortgage Origination for Sale
Single family mortgage interest rate lock commitments, net of estimated fallout, totaled $1.17 billion in the fourth quarter of 2014, an increase of $3.9 million, or 0.3%, from the third quarter of 2014 and up $509.6 million, or 77.0%, from $662.0 million in the fourth quarter of 2013. The increase from the third quarter of 2014 was primarily the result of increased refinance mortgage activity during the quarter. The increase from the fourth quarter of 2013 primarily reflected increased loan volume from the expansion of our mortgage production offices and an 18.1% increase in mortgage production personnel year over year.
Single family closed loan volume designated for sale was $1.33 billion in the fourth quarter of 2014, up $35.8 million, or 2.8%, from $1.29 billion in the third quarter of 2014 and up $557.6 million, or 72.1%, from $773.1 million in the fourth quarter of 2013. At December 31, 2014, the combined pipeline of interest rate lock commitments, net of estimated fallout, and mortgage loans held for sale was $891.4 million, compared to $974.0 million at September 30, 2014 and $476.0 million at December 31, 2013.
Net gain on single family mortgage loan origination and sale activities in the fourth quarter of 2014 was $36.5 million compared to $36.8 million in the third quarter of 2014 and $23.3 million in the fourth quarter of 2013.
Due to differences in the timing of revenue recognition between components of the gain on loan origination and sale activities, the Company analyzes the profitability of these activities using a "Composite Margin," which is comprised of the ratios of the components to their respective populations of interest rate lock commitments and closed loans. The Composite Margin for the fourth quarter of 2014 was 310 basis points, down from 316 basis points in the third quarter of 2014 and 350 basis points in the fourth quarter of 2013.
Mortgage Servicing
Single family mortgage servicing income of $9.3 million in the fourth quarter of 2014 increased $4.0 million, or 75.1%, from the third quarter of 2014 and increased $1.8 million, or 24.7%, from the fourth quarter of 2013. The increase compared to the third quarter of 2014 and the fourth quarter of 2013 was due to improved risk management results and slower long-term prepayment speed expectations.
Single family mortgage servicing fees collected in the fourth quarter of 2014 decreased $524 thousand, or 6.5%, from the third quarter of 2014 and decreased $1.3 million, or 14.8%, from the fourth quarter of 2013. The decrease from the fourth quarter of 2013 was primarily due to lower balances in our loans serviced for others portfolio as a result of the June 30, 2014 sale of single family MSRs. The portfolio of single family loans serviced for others was $11.22 billion at December 31, 2014 compared to $10.59 billion at September 30, 2014, and $11.80 billion at December 31, 2013.

Noninterest Expense
Mortgage Banking segment noninterest expense of $47.6 million increased $2.4 million, or 5.3%, from the third quarter of 2014. This increase was partially attributable to increased commission and incentive expense as closed loan volumes increased 2.8% from the third quarter of 2014 resulting from our growth and expansion into new markets.
Capital
Regulatory capital ratios for the Bank were as follows:

	Dec. 31, 2014*	Sept. 30, 2014	Dec. 31, 2013	Well-capitalized ratios

Tier 1 leverage capital (to average assets)	9.36%	9.63%	9.96%	5.00%
Tier 1 risk-based capital (to risk-weighted assets)	13.08%	13.03%	14.12%	6.00%
Total risk-based capital (to risk-weighted assets)	14.00%	13.95%	15.28%	10.00%

*	Regulatory capital ratios at December 31, 2014 are preliminary.

(1)
The press release contains certain non-GAAP financial disclosures for consolidated net income excluding acquisition-related expenses, diluted earnings per share excluding acquisition-related expenses, and Commercial and Consumer Banking segment net income excluding acquisition-related expenses. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance. For corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures beginning on page 29 of this earnings release.

Conference Call
HomeStreet, Inc. will conduct a quarterly earnings conference call on Tuesday, January 27, 2015 at 1:00 p.m. ET. The Company will discuss fourth quarter 2014 results and provide an update on recent activities. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/10056110 or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada) shortly before 1:00 p.m. ET. A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10056110.

About HomeStreet, Inc.
HomeStreet, Inc. (NASDAQ:HMST) is a diversified financial services company headquartered in Seattle, Washington and is the holding company for HomeStreet Bank, a state-chartered, FDIC-insured savings bank.  HomeStreet offers consumer, commercial, and private banking services and investment and insurance products in Washington, Oregon, and Hawaii, and originates residential and commercial mortgages and construction loans for borrowers located in the Western United States.  For more information, visit http://ir.homestreet.com. Information contained in or linked from our website is not incorporated into, and does not form a part of, this release.
Forward-Looking Statements
This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank and their operations, performance, financial conditions and likelihood of success. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the competitiveness of the banking industry. When used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that a number of factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Among other things, our ability to expand our banking operations geographically and across market sectors, grow our franchise and capitalize on market opportunities, meet the growth targets that management has set for the Company, maintain our position in the industry and generate positive net income and cash flow, may be limited due to future risks and uncertainties including, but not limited to, changes in general economic conditions that impact our markets and our business, actions by the Federal Reserve affecting monetary and fiscal policy, regulatory and legislative actions that may increase capital requirements or otherwise constrain our ability to do business, our ability to maintain electronic and physical security of our customer data, our ability to attract and retain key personnel, our ability to make accurate estimates of the value of our non-cash assets and liabilities, significant increases in the competition we face in our industry and market and the extent of our success in problem asset resolution efforts. Closing of the acquisition discussed in this press release will be contingent on meeting certain conditions, including the receipt of regulatory approvals and certain shareholder approvals from the shareholders of each entity. Such transaction may be delayed in closing, may require significant management attention, and may fall short of anticipated size and value. We may not immediately realize the benefits expected from our anticipated acquisition or our recently completed bank and branch acquisitions, and integration of acquired operations may take longer or prove more expensive than anticipated. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards, a decrease in interest rates, an increase in competition for such loans, unfavorable changes in general economic conditions, including housing prices, the job market, consumer confidence and spending habits either nationally or in the regional and local market areas in which the Company does business and legislative or regulatory actions or reform (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act). A discussion of the factors that we recognize to pose risk to the achievement of our business goals and our operational and financial objectives is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014. These factors are updated from time to time in our filings with the Securities and Exchange Commission, and readers of this release are cautioned to review those disclosures in conjunction with the discussions herein.
Information contained herein, other than information at December 31, 2013 and for the twelve months then ended, is unaudited. All financial data should be read in conjunction with the notes to the consolidated financial statements of HomeStreet, Inc., and subsidiaries as of and for the fiscal year ended December 31, 2013, as contained in the Company's Annual Report on Form 10-K for such fiscal year.

Additional Information About the Merger and Where to Find it
The merger of Simplicity Bancorp, Inc. (“Simplicity”) with and into HomeStreet (the “merger”) will require the approval of Simplicity’s stockholders, and the issuance of shares comprising the merger consideration will require the approval of HomeStreet’s shareholders. This earnings release is not a recommendation in favor of a vote on the transaction or on the issuance of shares in the transaction, nor is it a solicitation of proxies in connection with any such vote. HomeStreet and Simplicity filed a joint proxy statement and other relevant documents with the SEC on January 6, 2015 in connection with the merger. The parties have also applied for registration of the HomeStreet shares to be issued in the transaction following a fairness hearing to be convened by the Commissioner of the California Department of Business Oversight. Details about the fairness hearing, including a formal notice of the hearing, will be published and made available to Simplicity stockholders in accordance with Section 25142 of the California Corporations Code.

SHAREHOLDERS OF SIMPLICITY AND HOMESTREET ARE ADVISED TO READ THE JOINT PROXY STATEMENT, AS WELL AS THE FAIRNESS HEARING NOTICE WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AND THE CALIFORNIA DEPARTMENT OF BUSINESS OVERSIGHT, IN ADDITION TO ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The joint proxy statement, fairness hearing notice (when it becomes available), and other relevant materials, and any other documents filed with or furnished to the SEC by HomeStreet or Simplicity, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of these documents by contacting the Corporate Secretary of HomeStreet at 800-654-1075 or the Corporate Secretary of Simplicity at 800-524-2274. HomeStreet and Simplicity and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Simplicity and HomeStreet shareholders in connection with the proposed merger. Information concerning such participants’ ownership of Simplicity and HomeStreet common shares is set forth in the joint proxy statement. This communication does not constitute an offer to sell, or a solicitation of an offer to buy, any securities.

Source: HomeStreet, Inc.

Contact:	Investor Relations & Media:
HomeStreet, Inc.
Terri Silver, 206-389-6303
terri.silver@homestreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	Quarter Ended					Twelve Months Ended
(dollars in thousands, except share data)	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2013

Income statement data (for the period ended):
Net interest income	$27,502	$25,308	$23,147	$22,712	$21,382	$98,669	$74,444
Provision (reversal of provision) for loan losses	500	—	—	(1,500)	—	(1,000)	900
Noninterest income	51,487	45,813	53,650	34,707	36,072	185,657	190,745
Noninterest expense	68,791	64,158	62,971	56,091	58,868	252,011	229,495
Acquisition-related expenses (included in noninterest expense)	889	722	606	838	4,080	3,055	4,549
Net income (loss) before taxes	9,698	6,963	13,826	2,828	(1,414)	33,315	34,794
Income tax expense (benefit)	4,077	1,988	4,464	527	(553)	11,056	10,985
Net income (loss)	$5,621	$4,975	$9,362	$2,301	$(861)	$22,259	$23,809
Basic earnings (loss) per common share	$0.38	$0.34	$0.63	$0.16	$(0.06)	$1.50	$1.65
Diluted earnings (loss) per common share	$0.38	$0.33	$0.63	$0.15	$(0.06)	$1.49	$1.61
Common shares outstanding	14,856,611	14,852,971	14,849,692	14,846,519	14,799,991	14,856,611	14,799,991
Weighted average common shares
Basic	14,811,699	14,805,780	14,800,853	14,784,424	14,523,405	14,800,689	14,412,059
Diluted	14,973,222	14,968,238	14,954,998	14,947,864	14,523,405	14,961,081	14,798,168
Dividends per share	$—	$—	$—	$0.11	$0.11	$0.11	$0.33
Book value per share	$20.34	$19.83	$19.41	$18.42	$17.97	$20.34	$17.97
Tangible book value per share (1)	$19.39	$18.86	$18.42	$17.47	$17.00	$19.39	$17.00

Financial position (at period end):
Cash and cash equivalents	$30,502	$34,687	$74,991	$47,714	$33,908	$30,502	$33,908
Investment securities	455,332	449,948	454,966	446,639	498,816	455,332	498,816
Loans held for sale	621,235	698,111	549,440	588,465	279,941	621,235	279,941
Loans held for investment, net	2,099,129	1,964,762	1,812,895	1,662,623	1,871,813	2,099,129	1,871,813
Mortgage servicing rights	123,324	124,593	117,991	158,741	162,463	123,324	162,463
Other real estate owned	9,448	10,478	11,083	12,089	12,911	9,448	12,911
Total assets	3,535,090	3,474,656	3,235,676	3,124,812	3,066,054	3,535,090	3,066,054
Deposits	2,445,430	2,425,458	2,417,712	2,371,358	2,210,821	2,445,430	2,210,821
FHLB advances	597,590	598,590	384,090	346,590	446,590	597,590	446,590
Federal funds purchased and securities sold under agreements to repurchase	50,000	14,225	14,681	—	—	50,000	—
Shareholders’ equity	302,238	294,568	288,249	273,510	265,926	302,238	265,926

Financial position (averages):
Investment securities	$454,127	$457,545	$447,458	$477,384	$565,869	$459,060	$515,000
Loans held for investment	2,044,873	1,917,503	1,766,788	1,830,330	1,732,955	1,890,537	1,496,146
Total interest-earning assets	3,140,708	2,952,916	2,723,687	2,654,078	2,624,287	2,869,414	2,422,136
Total interest-bearing deposits	1,892,399	1,861,164	1,900,681	1,880,358	1,837,461	1,883,622	1,661,568
FHLB advances	606,753	442,409	350,271	323,832	343,366	431,623	293,871
Federal funds purchased and securities sold under agreements to repurchase	23,338	11,149	1,129	—	—	8,977	2,721
Total interest-bearing liabilities	2,584,347	2,376,579	2,313,937	2,267,904	2,245,024	2,386,537	2,020,613
Shareholders’ equity	305,068	295,229	284,365	272,596	268,328	289,420	249,081

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	Quarter Ended						Twelve Months Ended
(dollars in thousands, except share data)	Dec. 31, 2014		Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Dec. 31, 2014		Dec. 31, 2013

Financial performance:
Return on average shareholders’ equity (2)	7.37%		6.74%	13.17%	3.38%	(1.28)%	7.69%		9.56%
Return on average tangible shareholders' equity(1)	7.73%		7.09%	13.85%	3.56%	(1.33)%	8.09%		9.67%
Return on average assets	0.65%		0.61%	1.22%	0.30%	(0.12)%	0.69%		0.88%
Net interest margin (3)	3.53%		3.50%	3.48%	3.51%	3.34%	3.51%		3.17%	(4)
Efficiency ratio (5)	87.09%		90.21%	82.00%	97.69%	102.46%	88.63%		86.54%
Asset quality:
Allowance for credit losses	$22,524		$22,111	$22,168	$22,317	$24,089	$22,524		$24,089
Allowance for loan losses/total loans(6)	1.04%		1.10%	1.19%	1.31%	1.26%	1.04%		1.26%
Allowance for loan losses/nonaccrual loans	137.51%		109.75%	103.44%	96.95%	93.00%	137.51%		93.00%
Total classified assets	$26,424		$38,014	$40,178	$46,937	$50,600	$26,424		$50,600
Classified assets/total assets	0.75%		1.09%	1.24%	1.50%	1.65%	0.75%		1.65%
Total nonaccrual loans(7)(8)	$16,014		$19,906	$21,197	$22,823	$25,707	$16,014		$25,707
Nonaccrual loans/total loans	0.75%		1.00%	1.16%	1.35%	1.36%	0.75%		1.36%
Other real estate owned	$9,448		$10,478	$11,083	$12,089	$12,911	$9,448		$12,911
Total nonperforming assets(8)	$25,462		$30,384	$32,280	$34,912	$38,618	$25,462		$38,618
Nonperforming assets/total assets	0.72%		0.87%	1.00%	1.12%	1.26%	0.72%		1.26%
Net charge-offs	$87		$57	$149	$272	$805	$565		$4,562
Regulatory capital ratios for the Bank:
Tier 1 leverage capital (to average assets)	9.36%	(9)	9.63%	10.17%	9.94%	9.96%	9.36%	(9)	9.96%
Tier 1 risk-based capital (to risk-weighted assets)	13.08%	(9)	13.03%	13.84%	13.99%	14.12%	13.08%	(9)	14.12%
Total risk-based capital (to risk-weighted assets)	14.00%	(9)	13.95%	14.84%	15.04%	15.28%	14.00%	(9)	15.28%
Other data:
Full-time equivalent employees (ending)	1,611		1,598	1,546	1,491	1,502	1,611		1,502

(1)
Tangible equity ratios and tangible book value per share of common stock are non-GAAP financial measures. Other companies may define or calculate these measures differently. Tangible book value is calculated by dividing shareholders' common equity less average goodwill and intangible assets, net (excluding MSRs) by the number of common shares outstanding. The return on average tangible shareholders' equity is calculated by dividing net earnings available to common shareholders (annualized) by average shareholders' common equity less average goodwill and intangible assets, net (excluding MSRs). For additional information on these ratios and for corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(2)	Net earnings available to common shareholders (annualized) divided by average shareholders’ equity.

(3)	Net interest income divided by total average interest-earning assets on a tax equivalent basis.

(4)
Net interest margin for the first quarter of 2013 included $1.4 million in interest expense related to the correction of the cumulative effect of an error in prior years, resulting from the under accrual of interest due on the TruPS for which the Company had deferred the payment of interest. Excluding the impact of the prior period interest expense correction, the net interest margin was 3.23% for the year ended December 31, 2013.

(5)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(6)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses /total loans was 1.10%, 1.18%, 1.31%, 1.46% and 1.40% at December 31, 2014, September 30, 2014, June 30, 2014, March 31, 2014 and December 31, 2013, respectively.

(7)	Generally, loans are placed on nonaccrual status when they are 90 or more days past due.

(8)
Includes $4.4 million, $6.3 million, $6.5 million, $6.6 million and $6.5 million of nonperforming loans at December 31, 2014, September 30, 2014, June 30, 2014, March 31, 2014 and December 31, 2013, respectively, which are guaranteed by the SBA.

(9)	Regulatory capital ratios at December 31, 2014 are preliminary.

HomeStreet, Inc. and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended December 31,		%	Year Ended December 31,		%
(in thousands, except share data)	2014	2013	Change	2014	2013	Change
Interest income:
Loans	$28,242	$21,522	31%	$100,107	$76,442	31%
Investment securities	2,366	2,839	(17)	10,565	12,391	(15)
Other	172	61	182	621	143	334
	30,780	24,422	26	111,293	88,976	25
Interest expense:
Deposits	2,351	2,338	1	9,431	10,416	(9)
Federal Home Loan Bank advances	614	419	47	1,980	1,532	29
Federal funds purchased and securities sold under agreements to repurchase	15	—	NM	22	11	100
Long-term debt	269	272	(1)	1,120	2,546	(56)
Other	29	11	164	71	27	163
	3,278	3,040	8	12,624	14,532	(13)
Net interest income	27,502	21,382	29	98,669	74,444	33
Provision (reversal of provision) for credit losses	500	—	NM	(1,000)	900	NM
Net interest income after provision for credit losses	27,002	21,382	26	99,669	73,544	36
Noninterest income:
Net gain on mortgage loan origination and sale activities	39,176	24,842	58	144,122	164,712	(13)
Mortgage servicing income	9,808	7,807	26	34,092	17,073	100
Income (loss) from WMS Series LLC	170	(359)	(147)	101	704	NM
Loss on debt extinguishment	—	—	NM	(573)	—	NM
Depositor and other retail banking fees	896	899	—	3,572	3,172	13
Insurance agency commissions	261	252	4	1,153	864	33
Gain on sale of investment securities available for sale	1,185	1,766	(33)	2,358	1,772	33
Other	(9)	865	(101)	832	2,448	(66)
	51,487	36,072	43	185,657	190,745	(3)
Noninterest expense:
Salaries and related costs	44,706	36,110	24	163,387	149,440	9
General and administrative	11,240	9,932	13	42,833	40,366	6
Legal	500	498	—	2,071	2,552	(19)
Consulting	1,042	3,294	(68)	3,224	5,637	(43)
Federal Deposit Insurance Corporation assessments	442	496	(11)	2,316	1,433	62
Occupancy	4,556	4,098	11	18,598	13,765	35
Information services	6,455	4,369	48	20,052	14,491	38
Net cost of operation and sale of other real estate owned	(150)	71	(311)	(470)	1,811	NM
	68,791	58,868	17	252,011	229,495	10
Income (loss) before income taxes	9,698	(1,414)	(786)	33,315	34,794	(4)
Income tax expense (benefit)	4,077	(553)	(837)	11,056	10,985	1
NET INCOME (LOSS)	$5,621	$(861)	(753)	$22,259	$23,809	(7)

Basic income (loss) per share	$0.38	$(0.06)	NM	$1.50	$1.65	(9)
Diluted income (loss) per share	$0.38	$(0.06)	NM	$1.49	$1.61	(7)
Basic weighted average number of shares outstanding	14,811,699	14,523,405	2	14,800,689	14,412,059	3
Diluted weighted average number of shares outstanding	14,973,222	14,523,405	3	14,961,081	14,798,168	1

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Operation

	Quarter ended
(in thousands, except share data)	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013
Interest income:
Loans	$28,242	$25,763	$23,419	$22,683	$21,522
Investment securities	2,366	2,565	2,664	2,970	2,839
Other	172	150	142	157	61
	30,780	28,478	26,225	25,810	24,422
Interest expense:
Deposits	2,351	2,364	2,356	2,360	2,338
Federal Home Loan Bank advances	614	509	444	413	419
Federal funds purchased and securities sold under agreements to repurchase	15	6	1	—	—
Long-term debt	269	271	265	315	272
Other	29	20	12	10	11
	3,278	3,170	3,078	3,098	3,040
Net interest income	27,502	25,308	23,147	22,712	21,382
Provision (reversal of provision) for credit losses	500	—	—	(1,500)	—
Net interest income after provision for credit losses	27,002	25,308	23,147	24,212	21,382
Noninterest income:
Net gain on mortgage loan origination and sale activities	39,176	37,642	41,794	25,510	24,842
Mortgage servicing income	9,808	6,155	10,184	7,945	7,807
Income (loss) from WMS Series LLC	170	(122)	246	(193)	(359)
Gain (loss) on debt extinguishment	—	2	11	(586)	—
Depositor and other retail banking fees	896	944	917	815	899
Insurance agency commissions	261	256	232	404	252
Gain (loss) on sale of investment securities available for sale	1,185	480	(20)	713	1,766
Other	(9)	456	286	99	865
	51,487	45,813	53,650	34,707	36,072
Noninterest expense:
Salaries and related costs	44,706	42,604	40,606	35,471	36,110
General and administrative	11,240	10,326	11,145	10,122	9,932
Legal	500	630	542	399	498
Consulting	1,042	628	603	951	3,294
Federal Deposit Insurance Corporation assessments	442	682	572	620	496
Occupancy	4,556	4,935	4,675	4,432	4,098
Information services	6,455	4,220	4,862	4,515	4,369
Net cost of operation and sale of other real estate owned	(150)	133	(34)	(419)	71
	68,791	64,158	62,971	56,091	58,868
Income (loss) before income tax expense	9,698	6,963	13,826	2,828	(1,414)
Income tax expense (benefit)	4,077	1,988	4,464	527	(553)
NET INCOME (LOSS)	$5,621	$4,975	$9,362	$2,301	$(861)

Basic income (loss) per share	$0.38	$0.34	$0.63	$0.16	$(0.06)
Diluted income (loss) per share	$0.38	$0.33	$0.63	$0.15	$(0.06)
Basic weighted average number of shares outstanding	14,811,699	14,805,780	14,800,853	14,784,424	14,523,405
Diluted weighted average number of shares outstanding	14,973,222	14,968,238	14,954,998	14,947,864	14,523,405

HomeStreet, Inc. and Subsidiaries
Consolidated Statements of Financial Condition

(in thousands, except share data)	Dec. 31, 2014	Dec. 31, 2013	% Change

Assets:
Cash and cash equivalents (including interest-earning instruments of $10,271 and $9,436)	$30,502	$33,908	(10)%
Investment securities (includes $427,326 and $481,683 carried at fair value)	455,332	498,816	(9)
Loans held for sale (includes $610,350 and $279,385 carried at fair value)	621,235	279,941	122
Loans held for investment (net of allowance for loan losses of $22,021 and $23,908)	2,099,129	1,871,813	12
Mortgage servicing rights (includes $112,439 and $153,128 carried at fair value)	123,324	162,463	(24)
Other real estate owned	9,448	12,911	(27)
Federal Home Loan Bank stock, at cost	33,915	35,288	(4)
Premises and equipment, net	45,251	36,612	24
Goodwill	11,945	12,063	(1)
Other assets	105,009	122,239	(14)
Total assets	$3,535,090	$3,066,054	15
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$2,445,430	$2,210,821	11
Federal Home Loan Bank advances	597,590	446,590	34
Federal funds purchased and securities sold under agreements to repurchase	50,000	—	NM
Accounts payable and other liabilities	77,975	77,906	—
Long-term debt	61,857	64,811	(5)
Total liabilities	3,232,852	2,800,128	15
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares
Issued and outstanding, 0 shares and 0 shares	—	—	—
Common stock, no par value
Authorized 160,000,000
Issued and outstanding, 14,856,611 shares and 14,799,991 shares	511	511	—
Additional paid-in capital	96,615	94,474	2
Retained earnings	203,566	182,935	11
Accumulated other comprehensive loss	1,546	(11,994)	(113)
Total shareholders’ equity	302,238	265,926	14
Total liabilities and shareholders’ equity	$3,535,090	$3,066,054	15

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Financial Condition

(in thousands, except share data)	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013

Assets:
Cash and cash equivalents	$30,502	$34,687	$74,991	$47,714	$33,908
Investment securities	455,332	449,948	454,966	446,639	498,816
Loans held for sale	621,235	698,111	549,440	588,465	279,941
Loans held for investment, net	2,099,129	1,964,762	1,812,895	1,662,623	1,871,813
Mortgage servicing rights	123,324	124,593	117,991	158,741	162,463
Other real estate owned	9,448	10,478	11,083	12,089	12,911
Federal Home Loan Bank stock, at cost	33,915	34,271	34,618	34,958	35,288
Premises and equipment, net	45,251	44,476	43,896	40,894	36,612
Goodwill	11,945	11,945	11,945	12,063	12,063
Other assets	105,009	101,385	123,851	120,626	122,239
Total assets	$3,535,090	$3,474,656	$3,235,676	$3,124,812	$3,066,054
Liabilities and shareholders’ equity:
Liabilities:
Deposits	$2,445,430	$2,425,458	$2,417,712	$2,371,358	$2,210,821
Federal Home Loan Bank advances	597,590	598,590	384,090	346,590	446,590
Federal funds purchased and securities sold under agreements to repurchase	50,000	14,225	14,681	—	—
Accounts payable and other liabilities	77,975	79,958	69,087	71,498	77,906
Long-term debt	61,857	61,857	61,857	61,856	64,811
Total liabilities	3,232,852	3,180,088	2,947,427	2,851,302	2,800,128
Shareholders’ equity:
Preferred stock, no par value
Authorized 10,000 shares	—	—	—	—	—
Common stock, no par value
Authorized 160,000,000	511	511	511	511	511
Additional paid-in capital	96,615	96,650	95,923	95,271	94,474
Retained earnings	203,566	197,945	192,972	183,610	182,935
Accumulated other comprehensive (loss) income	1,546	(538)	(1,157)	(5,882)	(11,994)
Total shareholders’ equity	302,238	294,568	288,249	273,510	265,926
Total liabilities and shareholders’ equity	$3,535,090	$3,474,656	$3,235,676	$3,124,812	$3,066,054

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Quarter Ended December 31,
	2014			2013
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$32,157	$13	0.04%	$46,718	$27	0.23%
Investment securities	454,127	2,940	2.57%	565,869	3,433	2.43%
Loans held for sale	609,551	5,706	3.71%	278,745	2,962	4.25%
Loans held for investment	2,044,873	22,570	4.38%	1,732,955	18,589	4.28%
Total interest-earning assets	3,140,708	31,229	3.94%	2,624,287	25,011	3.80%
Noninterest-earning assets (2)	304,795			298,965
Total assets	$3,445,503			$2,923,252
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$277,612	282	0.40%	$266,226	269	0.42%
Savings accounts	193,802	280	0.57%	148,029	187	0.50%
Money market accounts	1,012,043	1,136	0.45%	912,739	1,009	0.44%
Certificate accounts	408,942	653	0.63%	510,467	873	0.68%
Total interest-bearing deposits	1,892,399	2,351	0.49%	1,837,461	2,338	0.50%
FHLB advances	606,753	614	0.40%	343,366	419	0.48%
Federal funds purchased and securities sold under agreements to repurchase	23,338	15	0.25%	—	—	—%
Long-term debt	61,857	269	1.73%	63,784	272	1.67%
Other borrowings	—	29	—%	413	11	10.53%
Total interest-bearing liabilities	2,584,347	3,278	0.50%	2,245,024	3,040	0.54%
Noninterest-bearing liabilities	556,088			409,900
Total liabilities	3,140,435			2,654,924
Shareholders’ equity	305,068			268,328
Total liabilities and shareholders’ equity	$3,445,503			$2,923,252
Net interest income (3)		$27,951			$21,971
Net interest spread			3.44%			3.26%
Impact of noninterest-bearing sources			0.09%			0.08%
Net interest margin			3.53%			3.34%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are now reclassified to other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $449 thousand and $589 thousand for the quarters ended December 31, 2014 and December 31, 2013, respectively. The estimated federal statutory tax rate was 35% for the periods presented.

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Year Ended December 31,
	2014			2013
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest		Average Yield/Cost
Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$31,137	$58	0.18%	$29,861	$73		0.24%
Investment securities	459,060	12,945	2.82%	515,000	14,608		2.84%
Loans held for sale	488,680	18,569	3.80%	381,129	14,180		3.72%
Loans held for investment	1,890,537	81,659	4.32%	1,496,146	62,384		4.17%
Total interest-earning assets	2,869,414	113,231	3.95%	2,422,136	91,245		3.77%
Noninterest-earning assets (2)	335,037			296,078
Total assets	$3,204,451			$2,718,214
Liabilities and shareholders’ equity:
Deposits:
Interest-bearing demand accounts	$270,634	939	0.35%	$238,552	925		0.38%
Savings accounts	173,678	937	0.54%	122,602	545		0.44%
Money market accounts	980,045	4,361	0.45%	810,666	3,899		0.48%
Certificate accounts	459,265	3,195	0.70%	489,748	5,053		1.03%
Total interest-bearing deposits	1,883,622	9,432	0.50%	1,661,568	10,422		0.64%
FHLB advances	431,623	1,990	0.46%	293,871	1,532		0.52%
Federal funds purchased and securities sold under agreements to repurchase	8,977	22	0.25%	2,721	11		0.40%
Long-term debt	62,315	1,121	1.80%	62,349	2,546	(3)	4.03%	(3)
Other borrowings	—	49	—%	104	20		19.23%
Total interest-bearing liabilities	2,386,537	12,614	0.53%	2,020,613	14,531		0.72%
Noninterest-bearing liabilities	528,494			448,520
Total liabilities	2,915,031			2,469,133
Shareholders’ equity	289,420			249,081
Total liabilities and shareholders’ equity	$3,204,451			$2,718,214
Net interest income (4)		$100,617			$76,714
Net interest spread			3.42%				3.05%
Impact of noninterest-bearing sources			0.09%				0.12%
Net interest margin			3.51%				3.17%	(3)

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are now reclassified to other real estate owned.

(3)
Interest expense for the first quarter of 2013 includes $1.4 million related to the correction of the cumulative effect of an immaterial error in prior years, resulting from the under accrual of interest due on the TruPS for which the Company had deferred the payment of interest. Excluding the impact of the prior period interest expense correction, the net interest margin was 3.23% for the year ended December 31, 2013.

(4)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $1.9 million and $2.3 million for the year ended December 31, 2014 and December 31, 2013, respectively. The estimated federal statutory tax rate was 35% for the periods presented.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment

	Quarter ended
(in thousands)	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013

Net interest income	$22,187	$20,163	$19,403	$20,233	$18,160
Provision (reversal of provision) for loan losses	500	—	—	(1,500)	—
Noninterest income	5,434	3,660	6,614	2,958	5,501
Noninterest expense	21,155	18,930	20,434	19,293	21,729
Income before income taxes	5,966	4,893	5,583	5,398	1,932
Income tax expense	2,621	1,359	1,830	1,282	497
Net income	$3,345	$3,534	$3,753	$4,116	$1,435

Net income, excluding acquisition-related expenses (1)	$3,923	$4,003	$4,147	$4,661	$4,087
Efficiency ratio (2)	76.59%	79.46%	78.54%	83.19%	91.83%
Full-time equivalent employees (ending)	608	605	599	588	577

Net gain on mortgage loan origination and sale activities:
Multifamily	2,704	930	693	396	559
Other	(16)	(101)	4,087	794	964
	$2,688	$829	$4,780	$1,190	$1,523

Production volumes for sale to the secondary market:
Multifamily mortgage originations	$57,135	$60,699	$23,105	$11,343	$16,325
Multifamily mortgage loans sold	99,285	20,409	15,902	6,263	15,775

(1)
Commercial and Consumer Banking segment net income, excluding acquisition-related expenses, is a non-GAAP financial disclosure. The Company uses this non-GAAP financial measure to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance. For corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures beginning on page 29 of this earnings release.

(2)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

Commercial Mortgage Servicing Income

	Quarter ended
(in thousands)	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013

Servicing income, net:
Servicing fees and other	$970	$1,289	$1,017	$890	$834
Amortization of multifamily MSRs	(429)	(425)	(434)	(424)	(457)
Commercial mortgage servicing income	$541	$864	$583	$466	$377

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Commercial Loans Serviced for Others

(in thousands)	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013

Commercial
Multifamily	$752,640	$703,197	$704,997	$721,464	$720,429
Other	82,354	86,589	97,996	99,340	95,673
Total commercial loans serviced for others	$834,994	$789,786	$802,993	$820,804	$816,102

Commercial Multifamily Capitalized Mortgage Servicing Rights

	Quarter ended
(in thousands)	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013

Beginning balance	$9,116	$9,122	$9,095	$9,335	$9,403
Originations	2,198	418	461	183	375
Amortization	(429)	(424)	(434)	(423)	(443)
Ending balance	$10,885	$9,116	$9,122	$9,095	$9,335
Ratio of MSR carrying value to related loans serviced for others	1.38%	1.23%	1.21%	1.18%	1.21%
MSR servicing fee multiple (1)	3.20	2.87	2.83	2.81	2.91
Weighted-average note rate (loans serviced for others)	5.02%	5.12%	5.15%	5.20%	5.12%
Weighted-average servicing fee (loans serviced for others)	0.43%	0.43%	0.43%	0.42%	0.42%

(1)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Investment Securities

(in thousands, except for duration data)	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013

Available for sale:
Mortgage-backed securities:
Residential	$107,280	$110,837	$110,266	$120,103	$133,910
Commercial	13,671	13,571	13,674	13,596	13,433
Municipal bonds	122,334	123,041	125,813	124,860	130,850
Collateralized mortgage obligations:
Residential	43,166	54,887	56,767	60,537	90,327
Commercial	20,486	15,633	16,021	11,639	16,845
Corporate debt securities	79,400	72,114	72,420	70,805	68,866
U.S. Treasury	40,989	42,013	42,010	26,996	27,452
Total available for sale	$427,326	$432,096	$436,971	$428,536	$481,683
Held to maturity	28,006	17,852	17,995	18,103	17,133
	$455,332	$449,948	$454,966	$446,639	$498,816
Weighted average duration in years
Available for sale	4.6	5.0	4.5	5.0	5.1

Five Quarter Loans Held for Investment

(in thousands)	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013

Consumer loans
Single family	$896,665	$788,232	$749,204	$668,277	$904,913
Home equity	135,598	138,276	136,181	134,882	135,650
	1,032,263	926,508	885,385	803,159	1,040,563
Commercial loans
Commercial real estate	523,464	530,335	476,411	480,200	477,642
Multifamily	55,088	62,498	72,327	71,278	79,216
Construction/land development	367,934	297,790	219,282	162,717	130,465
Commercial business	147,449	173,226	185,177	171,080	171,054
	1,093,935	1,063,849	953,197	885,275	858,377
	2,126,198	1,990,357	1,838,582	1,688,434	1,898,940
Net deferred loan fees, costs and discounts	(5,048)	(3,748)	(3,761)	(3,684)	(3,219)
	2,121,150	1,986,609	1,834,821	1,684,750	1,895,721
Allowance for loan losses	(22,021)	(21,847)	(21,926)	(22,127)	(23,908)
	$2,099,129	$1,964,762	$1,812,895	$1,662,623	$1,871,813

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Credit Quality Activity
Allowance for Credit Losses (roll-forward)

	Quarter ended
(in thousands)	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013

Beginning balance	$22,111	$22,168	$22,317	$24,089	$24,894
Provision (reversal of provision) for credit losses	500	—	—	(1,500)	—
(Charge-offs), net of recoveries	(87)	(57)	(149)	(272)	(805)
Ending balance	$22,524	$22,111	$22,168	$22,317	$24,089
Components:
Allowance for loan losses	$22,021	$21,847	$21,926	$22,127	$23,908
Allowance for unfunded commitments	503	264	242	190	181
Allowance for credit losses	$22,524	$22,111	$22,168	$22,317	$24,089

Allowance as a % of loans held for investment(1)	1.04%	1.10%	1.19%	1.31%	1.26%
Allowance as a % of nonaccrual loans	137.51%	109.75%	103.44%	96.95%	93.00%

(1)
Includes loans acquired with bank acquisitions. Excluding acquired loans, allowance for loan losses/total loans was 1.10%, 1.18%, 1.31%, 1.46% and 1.40% at December 31, 2014, September 30, 2014, June 30, 2014, March 31, 2014 and December 31, 2013, respectively.

Nonperforming Assets (NPAs) roll-forward

	Quarter ended
(in thousands)	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013

Beginning balance	$30,384	$32,280	$34,912	$38,618	$39,019
Additions	1,754	3,414	4,533	1,811	9,959	(1)
Reductions:
Charge-offs	(87)	(57)	(149)	(272)	(805)
OREO sales	(2,220)	(1,183)	(1,639)	(2,482)	(1,442)
OREO writedowns and other adjustments	—	(93)	—	(4)	(108)
Principal paydown, payoff advances and other adjustments	(2,269)	(948)	(2,753)	(1,520)	(4,131)
Transferred back to accrual status	(2,100)	(3,029)	(2,624)	(1,239)	(3,874)
Total reductions	(6,676)	(5,310)	(7,165)	(5,517)	(10,360)
Net reductions	(4,922)	(1,896)	(2,632)	(3,706)	(401)
Ending balance(2)	$25,462	$30,384	$32,280	$34,912	$38,618

(1)	Additions to NPAs included $7.9 million of acquired nonperforming assets during the quarter ended December 31, 2013.

(2)
Includes $4.4 million, $6.3 million, $6.5 million, $6.6 million and $6.5 million of nonperforming loans at December 31, 2014, September 30, 2014, June 30, 2014 and December 31, 2013, respectively, that are guaranteed by the SBA.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Nonperforming Assets by Loan Class

(in thousands)	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013

Loans accounted for on a nonaccrual basis:
Consumer
Single family	$8,368	$8,350	$6,988	$6,942	$8,861
Home equity	1,526	1,700	1,166	1,078	1,846
	9,894	10,050	8,154	8,020	10,707
Commercial
Commercial real estate	4,843	7,058	9,871	12,192	12,257
Commercial business	1,277	2,798	3,172	2,611	2,743
	6,120	9,856	13,043	14,803	15,000
Total loans on nonaccrual	$16,014	$19,906	$21,197	$22,823	$25,707
Nonaccrual loans as a % of total loans	0.75%	1.00%	1.16%	1.35%	1.36%

Other real estate owned:
Consumer
Single family	$1,613	$2,818	$3,205	$4,211	$5,246

Commercial
Commercial real estate	1,996	1,822	2,040	2,040	1,688
Construction/land development	5,839	5,838	5,838	5,838	5,977
	7,835	7,660	7,878	7,878	7,665
Total other real estate owned	$9,448	$10,478	$11,083	$12,089	$12,911

Nonperforming assets:
Consumer
Single family	$9,981	$11,168	$10,193	$11,153	$14,107
Home equity	1,526	1,700	1,166	1,078	1,846
	11,507	12,868	11,359	12,231	15,953
Commercial
Commercial real estate	6,839	8,880	11,911	14,232	13,945
Construction/land development	5,839	5,838	5,838	5,838	5,977
Commercial business	1,277	2,798	3,172	2,611	2,743
	13,955	17,516	20,921	22,681	22,665
Total nonperforming assets(1)	$25,462	$30,384	$32,280	$34,912	$38,618
Nonperforming assets as a % of total assets	0.72%	0.87%	1.00%	1.12%	1.26%

(1)
Includes $4.4 million, $6.3 million, $6.5 million, $6.6 million and $6.5 million of nonperforming loans at December 31, 2014, September 30, 2014, June 30, 2014, March 31, 2014 and December 31, 2013, respectively, which are guaranteed by the SBA.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)
Delinquencies by Loan Class

(in thousands)	30-59 days past due	60-89 days past due	90 days or more past due		Total past due		Current	Total loans

December 31, 2014
Total loans held for investment	$8,814	$3,797	$51,001		$63,612		$2,062,586	$2,126,198
Less: FHA/VA loans(1)	4,121	2,200	34,737		41,058		$50,778	91,836
Total loans, excluding FHA/VA loans	$4,693	$1,597	$16,264		$22,554		$2,011,808	$2,034,362

Loans by segment and class, excluding FHA/VA loans:
Consumer loans
Single family residential	$3,711	$252	$8,368		$12,331		792,498	$804,829
Home equity	371	81	1,526		1,978		133,620	135,598
	4,082	333	9,894		14,309		926,118	940,427
Commercial loans
Commercial real estate	—	—	4,843		4,843		518,621	523,464
Multifamily residential	—	—	—		—		55,088	55,088
Construction/land development	—	1,261	—		1,261		366,673	367,934
Commercial business	611	3	1,527		2,141		145,308	147,449
	611	1,264	6,370		8,245		1,085,690	1,093,935
	$4,693	$1,597	$16,264	(2)	$22,554	(2)	$2,011,808	$2,034,362
As a % of total loans, excluding FHA/VA loans	0.23%	0.08%	0.80%		1.11%		98.89%	100.00%

December 31, 2013
Total loans held for investment	$6,841	$4,976	$72,518		$84,335		$1,814,605	$1,898,940
Less: FHA/VA loans(1)	4,286	3,730	46,811		54,827		37,177	92,004
Total loans, excluding FHA/VA loans	$2,555	$1,246	$25,707		$29,508		$1,777,428	$1,806,936

Loans by segment and class, excluding FHA/VA loans:
Consumer loans
Single family	$2,180	$1,171	$8,861		$12,212		$800,697	$812,909
Home equity	375	75	1,846		2,296		133,354	135,650
	2,555	1,246	10,707		14,508		934,051	948,559
Commercial loans
Commercial real estate	—	—	12,257		12,257		465,385	477,642
Multifamily	—	—	—		—		79,216	79,216
Construction/land development	—	—	—		—		130,465	130,465
Commercial business	—	—	2,743		2,743		168,311	171,054
	—	—	15,000		15,000		843,377	858,377
	$2,555	$1,246	$25,707	(2)	$29,508	(2)	$1,777,428	$1,806,936
As a % of total loans, excluding FHA/VA loans	0.14%	0.07%	1.42%		1.63%		98.37%	100.00%

(1)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA.

(2)	Includes $4.4 million and $6.5 million of nonperforming loans at December 31, 2014 and December 31, 2013, respectively, which are guaranteed by the SBA.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Troubled Debt Restructurings (TDRs) by Accrual and Nonaccrual Status

(in thousands)	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013
Accrual
Consumer loans
Single family(1)	$73,585	$72,663	$69,779	$70,958	$70,304
Home equity	2,430	2,501	2,394	2,538	2,558
	76,015	75,164	72,173	73,496	72,862
Commercial loans
Commercial real estate	21,703	23,964	21,401	19,451	19,620
Multifamily	3,077	3,101	3,125	3,145	3,163
Construction/land development	5,447	5,693	5,843	5,907	6,148
Commercial business	1,573	658	302	104	112
	31,800	33,416	30,671	28,607	29,043
	$107,815	$108,580	$102,844	$102,103	$101,905
Nonaccrual
Consumer loans
Single family	$2,482	$1,379	$1,461	$2,569	$4,017
Home equity	231	20	—	—	86
	2,713	1,399	1,461	2,569	4,103
Commercial loans
Commercial real estate	1,148	1,182	2,735	2,784	628
Commercial business	249	9	9	117	—
	1,397	1,191	2,744	2,901	628
	$4,110	$2,590	$4,205	$5,470	$4,731
Total
Consumer loans
Single family(1)	$76,067	$74,042	$71,240	$73,527	$74,321
Home equity	2,661	2,521	2,394	2,538	2,644
	78,728	76,563	73,634	76,065	76,965
Commercial loans
Commercial real estate	22,851	25,146	24,136	22,235	20,248
Multifamily	3,077	3,101	3,125	3,145	3,163
Construction/land development	5,447	5,693	5,843	5,907	6,148
Commercial business	1,822	667	311	221	112
	33,197	34,607	33,415	31,508	29,671
	$111,925	$111,170	$107,049	$107,573	$106,636

(1)
Includes loan balances insured by the FHA or guaranteed by the VA of $26.8 million, $24.6 million, $19.0 million, $19.1 million and $17.8 million at December 31, 2014, September 30, 2014, June 30, 2014, March 31, 2014 and December 31, 2013, respectively.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Troubled Debt Restructurings (TDRs) - Re-Defaults

	Quarter ended
(in thousands)	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013

Recorded investment of re-defaults(1)
Consumer loans
Single family	$—	$282	$425	$303	$267
Home equity	—	—	—	190	—
	—	282	425	493	267
Commercial loans
Commercial real estate	—	—	—	—	—
Multifamily	—	—	—	—	—
Construction/land development	—	—	—	—	—
Commercial business	—	—	—	—	—
	—	—	—	—	—
	$—	$282	$425	$493	$267

(1)
Represents TDRs that have defaulted in the current period within 12 months of their modification date. Defaulted TDRs are reported in the table above based on a payment default definition of 60 days past due for the consumer loans portfolio segment and 90 days past due for the commercial loans portfolio segment.

HomeStreet, Inc. and Subsidiaries
Commercial and Consumer Banking Segment (continued)

Five Quarter Deposits

(in thousands)	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013

Deposits by Product:
Noninterest-bearing accounts - checking and savings	$240,679	$271,669	$235,844	$219,677	$199,943
Interest-bearing transaction and savings deposits:
NOW accounts	272,390	300,832	324,604	285,104	262,138
Statement savings accounts due on demand	200,638	184,656	166,851	163,819	156,181
Money market accounts due on demand	1,007,213	1,015,266	996,473	956,189	919,322
Total interest-bearing transaction and savings deposits	1,480,241	1,500,754	1,487,928	1,405,112	1,337,641
Total transaction and savings deposits	1,720,920	1,772,423	1,723,772	1,624,789	1,537,584
Certificates of deposit	494,526	367,124	457,529	534,708	514,400
Noninterest-bearing accounts - other	229,984	285,911	236,411	211,861	158,837
Total deposits	$2,445,430	$2,425,458	$2,417,712	$2,371,358	$2,210,821

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	9.8%	11.2%	9.8%	9.3%	9.0%
Interest-bearing transaction and savings deposits:
NOW accounts	11.1	12.4	13.4	12.0	11.9
Statement savings accounts due on demand	8.2	7.6	6.9	6.9	7.1
Money market accounts due on demand	41.2	41.9	41.2	40.3	41.6
Total interest-bearing transaction and savings deposits	60.5	61.9	61.5	59.2	60.6
Total transaction and savings deposits	70.3	73.1	71.3	68.5	69.6
Certificates of deposit	20.2	15.1	18.9	22.5	23.3
Noninterest-bearing accounts - other	9.5	11.8	9.8	9.0	7.1
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment

	Quarter ended
(in thousands)	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013

Net interest income	$5,315	$5,145	$3,744	$2,479	$3,222
Noninterest income	46,053	42,153	47,036	31,749	30,571
Noninterest expense	47,636	45,228	42,537	36,798	37,139
Income (loss) before income taxes	3,732	2,070	8,243	(2,570)	(3,346)
Income tax expense (benefit)	1,456	629	2,634	(755)	(1,050)
Net income (loss)	$2,276	$1,441	$5,609	$(1,815)	$(2,296)

Efficiency ratio (1)	92.73%	95.62%	83.77%	107.51%	109.90%
Full-time equivalent employees (ending)	1,003	993	947	903	925

Production volumes for sale to the secondary market:
Single family mortgage closed loan volume (2)(3)	$1,330,735	$1,294,895	$1,100,704	$674,283	$773,146
Single family mortgage interest rate lock commitments(2)	1,171,598	1,167,677	1,201,665	803,308	662,015
Single family mortgage loans sold(2)	1,273,679	1,179,464	906,342	619,913	816,555

(1)	Noninterest expense divided by total net revenue (net interest income and noninterest income).

(2)	Includes loans originated by WMS Series LLC and purchased by HomeStreet.

(3)	Represents single family mortgage production volume designated for sale to the secondary market during each respective period.

Mortgage Banking Net Gain on Sale to the Secondary Market

	Quarter ended
(in thousands)	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013

Net gain on mortgage loan origination and sale activities:(1)
Single family:
Servicing value and secondary market gains(2)	$29,405	$29,866	$30,233	$19,559	$17,632
Loan origination and funding fees	7,083	6,947	6,781	4,761	5,687
Total mortgage banking net gain on mortgage loan origination and sale activities(1)	$36,488	$36,813	$37,014	$24,320	$23,319

Composite Margin (in basis points):
Servicing value and secondary market gains / interest rate lock commitments(3)	251	256	252	243	266
Loan origination and funding fees / retail mortgage originations(4)	59	60	69	80	84
Composite Margin	310	316	321	323	350

(1)	Excludes inter-segment activities.

(2)
Comprised of gains and losses on interest rate lock commitments (which considers the value of servicing), single family loans held for sale, forward sale commitments used to economically hedge secondary market activities, and the estimated fair value of the repurchase or indemnity obligation recognized on new loan sales.

(3)	Servicing value and secondary marketing gains have been aggregated and are stated as a percentage of interest rate lock commitments.

(4)	Loan origination and funding fees is stated as a percentage of mortgage originations from the retail channel and excludes mortgage loans purchased from WMS Series LLC.

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Mortgage Banking Servicing Income

	Quarter ended
(in thousands)	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014		Mar. 31, 2014	Dec. 31, 2013

Servicing income, net:
Servicing fees and other	$7,537	$8,061	$9,095		$8,959	$8,843
Changes in fair value of single family MSRs due to modeled amortization (1)	(6,823)	(6,212)	(7,109)		(5,968)	(6,016)
	714	1,849	1,986		2,991	2,827
Risk management, single family MSRs:
Changes in fair value of MSR due to changes in model inputs and/or assumptions (2)	(7,793)	899	(3,326)	(3)	(5,409)	12,643
Net gain (loss) from derivatives economically hedging MSR	16,346	2,543	10,941		9,897	(8,040)
	8,553	3,442	7,615		4,488	4,603
Mortgage Banking servicing income	$9,267	$5,291	$9,601		$7,479	$7,430

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

(3)	Includes pre-tax income of $4.7 million, net of transaction costs, resulting from the sale of single family MSRs during the quarter ended June 30, 2014.

Single Family Loans Serviced for Others

(in thousands)	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013

Single family
U.S. government and agency	$10,630,864	$10,007,872	$9,308,096	$11,817,857	$11,467,853
Other	585,344	585,393	586,978	380,622	327,768
Total single family loans serviced for others	$11,216,208	$10,593,265	$9,895,074	$12,198,479	$11,795,621

HomeStreet, Inc. and Subsidiaries
Mortgage Banking Segment (continued)

Single Family Capitalized Mortgage Servicing Rights

	Quarter ended
(in thousands)	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013

Beginning balance	$115,477	$108,869	$149,646	$153,128	$136,897
Additions and amortization:
Originations	11,567	11,944	11,827	7,893	9,602
Purchases	11	3	3	2	2
Sale of servicing rights	—	—	(43,248)	—	—
Changes due to modeled amortization (1)	(6,823)	(6,212)	(7,109)	(5,968)	(6,016)
Net additions and amortization	4,755	5,735	(38,527)	1,927	3,588
Changes in fair value due to changes in model inputs and/or assumptions (2)	(7,793)	873	(2,250)	(5,409)	12,643
Ending balance	$112,439	$115,477	$108,869	$149,646	$153,128
Ratio of MSR carrying value to related loans serviced for others	1.00%	1.09%	1.10%	1.23%	1.30%
MSR servicing fee multiple (3)	3.42	3.68	3.67	4.17	4.39
Weighted-average note rate (loans serviced for others)	4.18%	4.19%	4.19%	4.09%	4.08%
Weighted-average servicing fee (loans serviced for others)	0.29%	0.30%	0.30%	0.29%	0.30%

(1)	Represents changes due to collection/realization of expected cash flows and curtailments.

(2)
Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates. Includes fair value adjustment of $5.7 million related to the sale of single family MSRs during the quarter ended June 30, 2014.

(3)	Represents the ratio of MSR carrying value to related loans serviced for others divided by the weighted-average servicing fee for loans serviced for others.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures
Tangible common shareholders' equity is calculated by deducting goodwill and intangible assets (excluding mortgage servicing rights) from shareholders' equity. Tangible common shareholders' equity is considered a non-GAAP financial measure and should be viewed in conjunction with shareholders' equity.  Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.
Tangible book value is calculated by dividing tangible common shareholders' equity by the number of common shares outstanding. The return on average tangible common shareholders' equity is calculated by dividing net earnings available to common shareholders (annualized) by average tangible common shareholders' equity.

	Quarter Ended					Year Ended
(dollars in thousands, except share data)	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2013

Shareholders' equity	$302,238	$294,568	$288,249	$273,510	$265,926	$302,238	$265,926
Less: Goodwill and other intangibles	(14,211)	(14,444)	(14,690)	(14,098)	(14,287)	(14,211)	(14,287)
Tangible shareholders' equity	$288,027	$280,124	$273,559	$259,412	$251,639	$288,027	$251,639

Book value per share	$20.34	$19.83	$19.41	$18.42	$17.97	$20.34	$17.97
Impact of goodwill and other intangibles	(0.95)	(0.97)	(0.99)	(0.95)	(0.97)	(0.95)	(0.97)
Tangible book value per share	$19.39	$18.86	$18.42	$17.47	$17.00	$19.39	$17.00

Average shareholders' equity	$305,068	$295,229	$284,365	$272,596	$268,328	$289,420	$249,081
Less: Average goodwill and other intangibles	(14,363)	(14,604)	(14,049)	(14,215)	(9,927)	(14,309)	(2,819)
Average tangible shareholders' equity	$290,705	$280,625	$270,316	$258,381	$258,401	$275,111	$246,262

Return on average shareholders’ equity	7.37%	6.74%	13.17%	3.38%	(1.28)%	7.69%	9.56%
Impact of goodwill and other intangibles	0.36%	0.35%	0.68%	0.18%	(0.05)%	0.40%	0.11%
Return on average tangible shareholders' equity	7.73%	7.09%	13.85%	3.56%	(1.33)%	8.09%	9.67%

The press release contains certain non-GAAP financial disclosures for consolidated net income, excluding acquisition-related expenses, diluted earnings per share, excluding acquisition-related expenses, and Commercial and Consumer Banking segment net income, excluding acquisition-related expenses. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company's operational performance and to enhance investors' overall understanding of such financial performance.

	Quarter Ended					Year Ended
(in thousands)	Dec. 31, 2014	Sept. 30, 2014	Jun. 30, 2014	Mar. 31, 2014	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2013

Net income (loss)	$5,621	$4,975	$9,362	$2,301	$(861)	$22,259	$23,809
Add back: Acquisition-related expenses, net of tax	578	469	394	545	2,652	1,986	2,957
Net income, excluding acquisition-related expenses	$6,199	$5,444	$9,756	$2,846	$1,791	$24,245	$26,766

Noninterest expense	$68,791	$64,158	$62,971	$56,091	$58,868	$252,011	$229,495
Deduct: acquisition-related expenses	(889)	(722)	(606)	(838)	(4,080)	(3,055)	(4,549)
Noninterest expense, excluding acquisition-related expenses	$67,902	$63,436	$62,365	$55,253	$54,788	$248,956	$224,946

Diluted earnings (loss) per common share	$0.38	$0.33	$0.63	$0.15	$(0.06)	$1.49	$1.61
Impact of acquisition-related expenses	0.03	0.03	0.02	0.04	0.18	0.13	0.20
Diluted earnings per common share, excluding acquisition-related expenses	$0.41	$0.36	$0.65	$0.19	$0.12	$1.62	$1.81

Commercial and Consumer Banking Segment:
Net income	$3,345	$3,534	$3,753	$4,116	$1,435	$14,748	$5,973
Impact of acquisition-related expenses, net of tax	578	469	394	545	2,652	1,986	2,957
Net income, excluding acquisition-related expenses	$3,923	$4,003	$4,147	$4,661	$4,087	$16,734	$8,930